                                                                  EXHIBIT 10.17

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT (the "Agreement") is effective as of the 1st day of February, 2001 (the "Agreement Effective Date"), by and between PLACER SIERRA BANK, a California community bank (the "Bank" or "Employer"), and ROBERT C. HAYDON (the "Employee") (collectively, the "parties"):

         WHEREAS, Employee has been employed by Employer as President and Chief Executive Officer pursuant to that certain Employment Agreement dated August 31, 2000 (the "Prior Employment Agreement"); and

         WHEREAS, Employer and Employee desire, as of the Agreement Effective Date, to cancel, supercede and terminate the Prior Employment Agreement, and any and all other prior understandings, commitments, and/or employment contracts between them, whether express or implied, if any, except the Placer Savings Bank Salary Continuation Agreement dated August 21, 1997; and

         WHEREAS, the parties hereto desire to enter into a new employment agreement, as of the Agreement Effective Date, for the purpose of continuing the services of Employee for Employer as its Regional President; and

         WHEREAS, the Bank is a subsidiary of Placer Capital Co. ("PCC") and PCC is a subsidiary of California Community Bancshares, Inc. ("CCB"); and

         WHEREAS, CCB and PCC determined that it was in their respective best interests and in the best interests and to the advantage of their respective shareholders, for PCC to grant options to the directors, officers and employees of CCB, PCC, the Bank and other affiliates of CCB and PCC in consideration of CCB agreeing to assume such options upon the occurrence of such certain events as set forth in that certain Revised Assumption Agreement By and Between California Community Bancshares, Inc. and Placer Capital Co. (the "Assumption Agreement").

         NOW, THEREFORE, IT IS MUTUALLY AGREED AS FOLLOWS:

         1. TERMINATION OF PRIOR EMPLOYMENT AGREEMENT. Employer and Employee agree that the Prior Employment Agreement is hereby canceled, terminated, rescinded and superceded, that Employee has received all amounts due and owing under the Prior Employment Agreement and Employer has no obligations thereunder, and Employee hereby releases Employer from any and all claims, debts or obligations under the Prior Employment Agreement.


         2. EMPLOYMENT AND DUTIES. Employer and Employee hereby enter into this Agreement upon the terms and conditions hereinafter set forth. Employee is hereby employed, at the pleasure of the Board of Directors of the Bank (the "Board"), as Regional President of Employer. Employee shall perform the duties of Regional President of Employer as described in Appendix I attached hereto and incorporated by reference, and such attendant duties as may, from time to time, be reasonably requested of Employee by the Board. In connection with Employee's employment as President and Chief Executive Officer, Employee's duties shall include, if so elected, serving without compensation on the Board.

         3.       EXTENT OF SERVICES.

                  (a) Employee shall devote Employee's full time, ability and attention to the business of Employer during the Employment Term (as defined below), and shall neither directly nor indirectly render any services of a business, commercial or professional nature to any other person, firm, corporation or organization for compensation without the prior written consent of the Board or Chairman of the Board.

                  (b) Nothing contained herein shall be construed to prevent Employee from investing Employee's assets in any form or manner which does not in any manner or for any amount of time interfere with Employee's performance of services on behalf of Employer.

         4. TERM OF EMPLOYMENT. Subject to a mutual, written extension of the Employment Term, or prior termination of this Agreement as hereinafter provided in Section 6, Employer hereby employs Employee, and Employee hereby accepts employment with Employer, for a period beginning on the Agreement Effective Date and ending on August 31, 2003 (the "Employment Term"). The Bank shall provide 90 days written notice to Employee if it intends not to renew this Agreement at the end of the Employment Term. If the Bank does not provide 90 days' notice that it does not intend to renew this Agreement, then the Bank shall pay Employee his then-current Base Salary for a period of three (3) months after the Employment Term payable in conformity with the Bank's normal payroll procedures.

         5. COMPENSATION AND BENEFITS. In consideration of Employee's services to Employer during the Employment Term, Employer agrees to compensate Employee, subject to such limitations as may exist under any applicable state or federal banking law or regulation, as follows:

                  (a) BASE COMPENSATION. Employer shall pay or cause to be paid to Employee a base compensation of $200,000.00 per year, payable in conformity with Employer's normal payroll procedures (the "Base Salary"), and pro rated for any partial calendar year in which this Agreement is in effect. The Base Salary may be increased at the discretion of the Bank Board.

                  (b) BONUS. Employee shall be eligible to receive an incentive bonus for each fiscal year of employment in accordance with the terms of the CCB Executive Compensation Program.

                  (c) GENERAL EXPENSES. Employer shall, upon submission and approval of written statements and bills in accordance with the then regular procedures of Employer, pay or reimburse Employee for any and all necessary, customary and usual expenses incurred by him while traveling for or on behalf of Employer, and any and all other necessary, customary or usual expenses (including entertainment) incurred by Employee for or on behalf of Employer in the normal course of business, as determined to be appropriate by Employer.

                  (d) INSURANCE. Employee shall be entitled to participate in such group life insurance, health and long-term disability plans as are provided by Employer to its employees and/or senior executives, with such terms, conditions and contributions as Employer generally provides its other employees and/or senior executives. Employee shall have the right, in Employee's discretion, to designate the beneficiary or beneficiaries of any such insurance.

                  (e) As more fully set forth in that certain PCC Nonstatutory Stock Option Agreement by and between PCC and Employee, Employee was granted an option to purchase shares of common stock of PCC. CCB's obligations with respect to the stock option evidenced by said PCC Nonstatutory Stock Option Agreement shall be governed by the terms and conditions of the Assumption Agreement.

                  (f) AUTOMOBILE AND RACQUET CLUB MEMBERSHIP. During the Employment Term, Employer shall provide Employee with such automobile as Employer may determine for Employee's use in carrying out Employee's obligations under this Agreement. Additionally, during the Employment Term, Employer shall pay the dues for an individual membership for Employee in the Auburn Racquet Club.

                  (g) VACATION. Employee shall accrue four (4) weeks' paid vacation leave per calendar year, pro rated on a daily basis for any partial calendar year in which this Agreement is in effect. Such vacation leave shall be taken at such time or times as are mutually agreed upon by Employee and the Board, if appropriate, and in accordance with Employer's vacation leave policy, provided, that at least two (2) weeks of such vacation shall be taken consecutively each year. Employee acknowledges that the requirement of two (2) consecutive weeks of vacation each year is required by sound banking practice. For each calendar year, the Board shall decide, in its discretion, either (i) to pay Employee for any unused vacation time for such calendar year or (ii) to carry over any unused vacation time for such calendar year to the next calendar year, provided, however, that Employee shall accrue no additional vacation time at any time that the Employee has accrued and unused vacation time of six (6) weeks.

         6. TERMINATION OF AGREEMENT. This Agreement may be terminated with or without cause during the Employment Term in accordance with this Section
6. In the event of such termination, Employee shall resign as a member of the Board, if a member of the Board, and shall be released from all obligations under this Agreement, except that Employee shall remain subject to Sections 8, 9, 14, 16, 17 and 20, and Employer shall be released from all obligations under this Agreement, except as otherwise provided in this Section 6 and Sections 14, 16, 17 and 20.

                  (a) EARLY TERMINATION BY EMPLOYER WITHOUT CAUSE OR BY EMPLOYEE UPON CHANGE IN TITLE. This Agreement and Employee's employment may be terminated (i) by Employer without cause, for any reason whatsoever, in the sole, absolute and unreviewable discretion of Employer, upon written notice by the Board to Employee; or (ii) by Employee in the event that Employer changes Employee's title or duties from those contemplated under Section 2 of this Agreement. In the event of termination pursuant to this Section 6(a), Employee shall receive a severance payment calculated by multiplying his then current Base Salary by the number of months then remaining before expiration of the Employment Term, plus any incentive bonus the Employee is eligible to receive under Section 5(b) prorated through the date of termination, less customary withholdings, and any and all stock options previously granted to Employee under any stock option plan of Employer or any affiliate of Employer and held by Employee at the date of termination shall become fully vested and shall be exercisable for a period of two (2) years after the date of termination (the "Severance Pay") as liquidated damages in lieu of any and all claims by Employee against Employer, and shall be in full and complete satisfaction of any and all rights which Employee may enjoy hereunder, in consideration of a full and unconditional release of any and all liability of Employer or any of its shareholders, benefit plans, affiliated companies, partnerships, limited partnerships or limited liability companies, and the directors, officers, employees and agents of such entities and their successors or assigns, arising out of this Agreement or out of the employment relationship between Employee and Employer (in the form of Exhibit A, hereafter the "Release"), except that Employee shall be entitled to receive (i) those benefits, if any, that have vested by operation of state or federal law or under any written term of a plan ("Vested Benefits"), and (ii) health care coverage continuation rights under the consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA Rights"). Payment of the Severance Pay is expressly conditioned upon receipt by Employer of the Executed Release. If Employee declines to enter into the Release he shall have no right to any Severance Pay or portion thereof under the Agreement arising out of his termination of employment pursuant to Section 6(a) herein, but reserves his right to assert any and all statutory, common law and/or contractual claims against Employer under the Arbitration section (section 20) of this Agreement.

                  (b) EARLY TERMINATION BY EMPLOYER FOR CAUSE. This Agreement and Employee's employment may be terminated for cause by Employer upon written notice to Employee, and Employee shall not be entitled to receive compensation or other benefits for any period after termination for cause except that Employee shall be entitled to receive any Vested Benefits and COBRA Rights. Employee understands and agrees that his satisfactory performance of this Agreement requires conformance with reasonable standards of diligence, competence, skill, judgment and efficiency of a person holding the position of a President and Chief Executive Officer of a California community bank similar to Employer and as prescribed by any applicable federal banking laws and regulations, and that failure to conform to such standards is cause for termination of this Agreement by Employer. "For cause" pursuant to this Agreement shall include, but not be limited to: (i) any act of material dishonesty; (ii) any material breach of this Agreement or any breach of a fiduciary duty (involving personal profit); (iii) any habitual neglect of, or habitual negligence in carrying out, those duties contemplated under Section 2 of this Agreement; (iv) any willful violation of any law, rule or regulation, which, by virtue of bank regulatory restrictions imposed as a result thereof, would have a material adverse effect on the business or financial prospects of Employer; (v) any conviction of any felony or misdemeanor which may be reasonably interpreted to be harmful to the Employer's reputation ; (vi) any failure by Employee to qualify at any time during the Employment Term for any fidelity bond as described in Section 7 of this Agreement; (vii) the requirement to comply with any final cease-and-desist order or written agreement with any applicable state or federal bank regulatory authority which requests or orders Employee's dismissal or limits Employee's employment duties; (viii) any conduct which constitutes unfair competition with the Employer or its affiliates; or
(ix) the inducement of any client, customer, agent or employee to break any contract or terminate the agency or employment relationship with the Employer or its affiliates. Termination for cause by Employer shall not constitute a waiver of any remedies which may otherwise be available to Employer under law, equity, or this Agreement.

                  (c) EARLY TERMINATION BY EMPLOYEE. Employee may terminate this Agreement upon ninety (90) days' written notice to Employer. Employee shall not be entitled to receive compensation or other benefits under this Agreement for any period after such early termination by Employee, except any Vested Benefits and COBRA Rights.

                  (d) DEATH DURING EMPLOYMENT. This Agreement and all benefits hereunder shall terminate immediately upon the death of Employee, provided that such termination of benefits shall not operate to prejudice or forfeit the rights of any beneficiary or beneficiaries of any life and/or disability insurance policies on the life of Employee obtained pursuant to Section 5(d) hereof or any Vested Benefits and COBRA Rights.

                  (e) AUTOMATIC TERMINATION UPON CLOSURE OR TAKE-OVER. This Agreement shall terminate automatically if Bank is closed or taken over by the California Department of Financial Institutions or by any other supervisory authority.

                  (f)      MERGER OR CORPORATE DISSOLUTION.

                           (i) In the event of a (a) merger in which the Bank is not the surviving corporation a majority of the capital stock of which is not owned by the sole shareholder of the Bank or an affiliate thereof; (b) a transfer of all or substantially all of the assets of Employer; (c) a merger, transfer of assets, or any other corporate reorganization in which there is a change of ownership of the outstanding shares of the Bank, between the Bank and its sole shareholder or between the Bank and any affiliate of its sole shareholder;
                  (d) any other corporate reorganization in which there is a change in ownership of the outstanding shares of Employer wherein more than fifty percent (50%) of the outstanding shares of Employer is transferred to any other partnership, limited partnership, corporation, limited liability company, trust or business entity (collectively a "Change in Control"); or (e) the dissolution of Employer, this Agreement shall not be terminated, but instead, the surviving or resulting corporation, the transferee of Employer's assets, or Employer shall be bound by and shall have the benefit of the provisions of this Agreement. Notwithstanding the foregoing, in the event of a Change in Control and in the event that, during the twelve month period following such Change in Control, except a Change in Control as defined in 6(f)(i)(c) above, Employee terminates employment with Employer (pursuant to Section 6(c) above) following a reduction in the Employee's duties or title, Employee shall be eligible to receive a single sum payment of the Severance Pay as defined in Section 6(a) above as liquidated damages in lieu of any and all claims by Employee against Employer, and shall be in full and complete satisfaction of any and all rights which Employee may enjoy hereunder, in consideration of a release of any and all liability of Employer or any of its affiliates, directors, officers, employees and agents, arising out of this Agreement, or out of the employment relationship or termination of the employment relationship between Employee and Employer, in the form of the Release, except any Vested Benefits and COBRA Rights. If Employee declines to enter into the Release, he shall have no right to any Severance Pay or portion thereof under the Agreement arising out of his termination of employment pursuant to Section 6(c) hereof, but reserves his right to assert any and all statutory, common law and/or contractual claims against Employer under the Arbitration section (section 20) of this Agreement.

                           (ii) Notwithstanding anything to the contrary provided herein, if the Employer is not the surviving entity in any transaction referred to in this Section 6(f) and said transaction is in any manner the result of any action taken at the direction of any governmental supervisory authority whatsoever, then in such event this Agreement shall terminate immediately upon the consummation of such transaction and Employee agrees that all rights, duties, obligations, and benefits herein contained shall thereupon terminate and that Employee shall be entitled to no further compensation or benefits from Employer except any Vested Benefits and COBRA Rights.

                  (g) DISABILITY. This Agreement and all benefits hereunder shall terminate if Employee is not able, as a result of an illness or other physical or mental disability, to perform the essential functions of his position as required by this Agreement for a period of three (3) consecutive months or in excess of one hundred eighty (180) days in any one (1) year period, notwithstanding reasonable accommodation by Employer to Employee's known physical or mental disability, solely in accordance with, and to the extent required by, the Americans with Disabilities Act, 29 U.S.C. Sections 12101-213 (the "ADA"), the California Fair Employment and Housing Act (California Government Code Sections 12900-12996 (the "FEHA"), or any other state or local law governing the employment of disabled persons (provided such accommodation would not impose an undue hardship on the operation of Employer's business or a direct threat to the Employee or others) pursuant to the ADA, the FEHA, or any other applicable state or local law governing the employment of disabled persons.

         7. FIDELITY BOND. Employee agrees that he will furnish all information and take any other steps necessary to enable Employer to obtain or maintain a fidelity bond conditional on the rendering of a true account by Employee of all moneys, goods, or other property which may come into the custody, charge or possession of Employee during the term of Employee's employment. The surety company issuing the bond and the amount of the bond must be acceptable to Employer and satisfy all banking laws and regulations. All premiums on the bond are to be paid by Employer. If Employee cannot qualify for a fidelity bond at any time during the term of this Agreement, Employer shall have the option to terminate this Agreement immediately, which shall constitute a termination for cause as defined in Section 5(b) hereof.

         8. PRINTED MATERIAL. All written or printed materials which shall include, but not be limited to, computer software, programs and files, used by Employee in performing duties for Employer are, and shall remain, the property of Employer, provided that any materials which belonged personally to Employee prior to his employment with Employer are, and shall remain, the property of Employee. Upon termination of Employee's employment with Employer, Employee shall return such applicable written or printed materials to Employer.

         9. DISCLOSURE OF INFORMATION. Employee recognizes and acknowledges that Employer possesses trade secrets and other confidential and/or proprietary information concerning its business affairs and methods of operation which constitute valuable, confidential, and unique assets of its business and that of its affiliates ("Proprietary Information"), which Employer has developed through a substantial expenditure of time and money and which are and will continue to be utilized in Employer's business and which are not generally known in the trade. At any time before or after termination of this Agreement, Employee agrees not to disclose to anyone any Proprietary Information and not to make use of any Proprietary Information for his own purposes or for the benefit of anyone other than Employer under any circumstances. For purposes of this
Section 9, Proprietary Information includes, without limitation, all information regarding products, services, processes, know-how, customers, suppliers, product and/or service development, business and capital plans, research, finances, marketing, pricing, costs and any other confidential matters relating to Employer or any affiliate of Employer. Employee recognizes and acknowledges that all financial information concerning any of Employer's customers, products or financial results is strictly confidential, and Employee shall not, at any time before or after termination of this Agreement, disclose to anyone any such information or any part thereof, for any reason or purpose whatsoever except to the extent that such information is already otherwise publicly available or to the extent such disclosure is required by Employee in order to comply with judicial process or applicable regulations of any state or federal bank regulatory agency.

         Employee hereby acknowledges the particular value to the Bank of this
Section 9, the loss of which cannot be reasonably or adequately compensated in an action at law or in arbitration. Therefore, Employee expressly agrees that the Bank, in addition to any other rights or remedies that the Bank shall possess, shall be entitled to injunctive and other equitable relief to prevent or remedy a breach of this Section 9 by Employee, without the necessity of posting any bond.

         Employee's obligation under this Section 9 shall survive the termination of this Agreement and/or the termination of employment.

         10. NON-COMPETITION BY EMPLOYEE. Employee shall not, during the Employment Term, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, shareholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any competing bank or financial institution or financial services business without the prior written consent of the Board.

         11. NOTICES. Any notices to be given hereunder by either party to the other may be effected in writing either by personal delivery or by mail, registered or certified, postage prepaid with return receipt requested. Notices to Employer shall be given to the Bank at its then current principal office, c/o Chairman of the Board of Directors. Notices to Employee shall be sent to Employee's then current personal residence. Notices delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of five (5) calendar days after mailing.

         12. ENTIRE AGREEMENT. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by Employer (including without limitation the Prior Employment Agreement) and contains all of the covenants and agreements between the parties with respect to such employment. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid and binding. Any modification of this Agreement will be effective only if it is in writing signed by all parties to the Agreement.

         13. SEVERABILITY. In the event that any term or condition contained in this Agreement shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or non-enforceability shall not affect any other term or condition of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable term or condition had never been contained herein.

         14. CHOICE OF LAW AND FORUM. This Agreement shall be governed by and construed in accordance with the laws of the State of California, except to the extent preempted by the laws of the United States. Any action or proceeding brought upon, or arising out of, this Agreement or its termination shall be brought in a forum located within the State of California, and Employee hereby agrees to be subject to service of process in California.

         15. WAIVER. The parties hereto shall not be deemed to have waived any of their respective rights under this Agreement unless the waiver is in writing and signed by such waiving party. No delay in exercising any rights shall be a waiver nor shall a waiver on one occasion operate as a waiver of such right on a future occasion.

         16. WAIVER OF BREACH. The failure to enforce at any time any of the provisions of this Agreement, or to require at any time performance by the other party of any of the provisions hereof, shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof or the right of either party thereafter to enforce each and every provisions in accordance with the terms of this Agreement.

         17. INDEMNIFICATION. Employer shall indemnify, defend, and hold harmless Employee, to the maximum extent permitted under the Articles of Incorporation and bylaws of Employer and governing laws and regulations, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by Employee in connection with any threatened or pending action, suit or proceeding to which Employee is made a party by reason of his position as an employee, officer or agent of Employer or by reason of his service at the request of Employer, if Employee acted in good faith, in the course and scope of his employment and in a manner believed to be in or not opposed to the best interests of Employer. Nothing in this Indemnification section shall interfere with or restrict the right of Employee to statutory indemnification under the laws of the State of California including but not limited to those rights provided in California Labor Code section 2802 and California Corporations Code section 317, and any amendments thereto. Furthermore, this Indemnification section shall not in any way restrict or interfere with any equitable or implied rights of indemnity to which Employee may be entitled under the common law of the State of California. If available at rates determined by Employer, in its sole discretion, to be reasonable, Employer shall endeavor to apply for and obtain directors' and officers' liability insurance to indemnify and insure Employer and Employee from such liability or loss.

         Notwithstanding the foregoing, in any administrative proceeding or civil action initiated by any federal or state banking agency, Employer may only reimburse, indemnify or hold harmless Employee if Employer is in compliance with any applicable statute, rule, regulation or policy of the Federal Reserve Board, the California Department of Financial Institutions, or any other state or federal bank regulatory agency which then has jurisdiction over Employer regarding permissible indemnification payments.

         18. ASSIGNMENT. Neither this Agreement nor any of the rights or benefits hereunder shall be subject to execution, attachment or similar process, nor may this Agreement or any rights or benefits hereunder be assigned, transferred, pledged or hypothecated without the written consent of both parties hereto, except as provided in Section 5(d) hereof.

         19. CAPTIONS AND PARAGRAPH HEADINGS. Captions and paragraph headings used herein are for convenience and ready reference only and are not a part of this Agreement and shall not be used in the construction or interpretation thereof.

         20. ARBITRATION. In the event of any dispute, claim or controversy between the Employee and the Employer (or its directors, officers, employees or agents) arising out of this Agreement or the Employee's employment with the Employer, both parties agree to submit such dispute, claim or controversy to final and binding arbitration before the American Arbitration Association in accordance with the Employment Rules of the American Arbitration Association. The claims governed by this arbitration provision include, but are not limited to, claims for breach of contract, civil torts and employment discrimination such as violation of the Fair Employment and Housing Act, Title VII of the Civil Rights Act, Age Discrimination in Employment Act, as modified by the Older Worker's Protection Act and other employment laws.

                  (a) The arbitration shall be conducted by a single arbitrator selected either by mutual agreement of the Employee and the Employer or, if they cannot agree, from an odd-numbered list of experienced employment law arbitrators provided by the American Arbitration Association. Each party shall strike one arbitrator from the list alternately until only one arbitrator remains.

                  (b) Each party shall have the right to conduct reasonable discovery, as determined by the arbitrator.

                  (c) The arbitrator shall have all powers conferred by law and a judgment may be entered on the award by a court of law having jurisdiction. The arbitrator shall render a written arbitration award that contains the essential findings and conclusions on which the award is based. The award and judgment shall be binding and final on both parties.

                  (d) The Employer will pay the arbitrator's fees and costs as well as any AAA administrative fees. The parties shall each pay the fees of their own attorneys and the expenses of their own witnesses.

                  (e) This agreement to arbitrate shall continue during the term of employment and thereafter regarding any employment-related disputes.

                  (f) The Employee and the Employer understand that by signing this Agreement, they give up their right to a civil trial and their right to a trial by jury.

         21. WITHHOLDING. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which you have agreed.

                  EXECUTED on this 23rd day of March, 2001.



EMPLOYER:                                   EMPLOYEE:

PLACER SIERRA BANK



By /s/ Anat Bird                            /s/ Robert C. Haydon
   ----------------------------------       ------------------------------------
   Anat Bird                                Robert C. Haydon

  Chairperson of the Board of Directors


         California Community Bancshares, Inc. ("CCB") hereby ratifies and confirms the commitments set forth in Paragraph 5(e) of this Agreement with regard to the assumption of options granted by PCC to Employee pursuant to the terms of the Assumption Agreement.


                                   CALIFORNIA COMMUNITY BANCSHARES, INC.


                                   By: /s/ Richard W. Decker
                                      -----------------------------------
                                   Richard W. Decker, Jr., Chairman of the Board

                                   APPENDIX I

                               PLACER SIERRA BANK
                               REGIONAL PRESIDENT

MISSION:   Partnership for Success

PERSONAL REQUIREMENTS:

         The Placer Sierra Bank Regional President shall:

         1. Have values, ethics, goals and judgment that match the professional personality and spirit of CCB.

         2.       Be motivated, love to win, and be driven to be successful.

         3. Be able to maintain balance in life (family, sports, hobbies, etc.)

         4.       Be positive, happy and well adjusted.

         5. Be able to teach valuable lessons without lecturing during "personal time".

DUTIES AND RESPONSIBILITIES - INSIDE THE OFFICE:

         1.       MENTOR managers and staff in customer service.

         2.       INSTILL "ethics and values" as the "way we do business".

         3.       INTERACT with staff as ombudsman as necessary.

         4. SERVE as liaison between major customers, management, and staff during origination and ongoing service issues.

DUTIES AND RESPONSIBILITIES - OUTSIDE THE OFFICE:

         1. Address community businesses and organizations in each market served by the Bank.

         2.       Visit selected large and high profile customers.

         3. Solicit individuals and businesses for acquisition of their relationships.

         4.       Visit the banking centers and managers on a regular basis.

         5.       Support banking center managers' business acquisition efforts.

         6.       Schedule public speaking opportunities in the Bank's markets.

         7.       Identify and support marketing opportunities and strategies.

         8. Support the Bank's direction in business development opportunities.

SUMMARY:

         The position of Regional President shall have as its primary focus: being "Mr. Placer Sierra Bank" in communities served by the Bank. The position's emphasis shall be on promotion of the Bank, facilitation of major customer relationships, mentoring of managers and staff in issues of ethics and values, and serving as ombudsman in matters of customer and/or employee disputes.

                                    EXHIBIT A

                                RELEASE AGREEMENT

         This Release Agreement ("Release") was given to me, ROBERT C. HAYDON ("Employee"), this _____day of _________ , _______, by PLACER SIERRA BANK and its benefit plans, shareholders, parent companies, partnerships, limited partnerships, limited liability companies and any and all of its other affiliates, and the directors, officers, employees, agents, insurers, underwriters, subsidiaries and the predecessors, and the successors and assigns of each such individuals and entities (the "Bank" or "Employer"). At such time as this Release becomes effective and enforceable (i.e., the revocation period discussed below has expired), and assuming such Employee is otherwise eligible for payments under the terms of that certain Employment Agreement between Employee and Employer dated __________ __, 2001 (the "Agreement"), Employer agree to pay Employee pursuant to the terms of the Agreement an amount equal to $________ (minus customary payroll deductions and any outstanding obligations owed by the Employee to Employer), and to provide any Vested Benefits and COBRA Rights, as these terms are defined in the Agreement.

         In consideration of the receipt of the promise to pay such amount, Employee hereby agrees, for himself or his heirs, executors, administrators, successors and assigns (hereinafter referred to as the "Releasors"), to fully release and discharge Employer and its benefit plans, officers, directors, employees, shareholders, partners, limited partners, parent companies, partnerships, limited liability companies and any and of its other affiliates, and the officers, directors, employees, agents, insurers, underwriters, subsidiaries, affiliates, and the predecessors, successors and assigns, and each such individual and entity (hereinafter referred to as the "Releasees") from any and all actions, causes of action, claims, obligations, costs, losses, liabilities, damages and demands under any federal, state or local law or laws, or common law, whether or not known, suspected or claimed, which the Releasors have, or hereafter may have, against the Releasees arising out of or in any way related to the Agreement, Employee's employment or termination of employment with Employer.

         It is understood and agreed that this Release extends to all such claims and/or potential claims, and that Employee, on behalf of the Releasors, hereby expressly waives all rights with respect to all such claims under California Civil Code Section 1542, which provides as follows:

                  A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

         It is further understood and AGREED that this Release includes claims and rights Employee might have under the Age Discrimination in Employment Act ("ADEA"). The Employee's waiver of rights under the ADEA does not extend to claims or rights that might arise after the date this Release is executed. The monies to be paid to the Employee in this Release are in addition to any sums to which he would be entitled without signing this Release. For a period of seven
(7) days following execution of this Release, Employee may revoke the terms of this Release by a written document received by the Employer on or before the end of the seven (7)

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day period. The Release will not be final until said revocation period has expired. No payments will be made under the Agreement if the Employee revokes this Release.

         Employee executes this Release without reliance on any representation by any Releasee. Employee acknowledges that he has read and does understand the provisions of the Release set forth in the preceding paragraph, that he has had an opportunity to consult with an attorney prior to executing this Release, that he has had the right to consider entering into this Release for a full twenty-one (21) days from receipt of this Release, and that in executing this Release after less than a full twenty-one (21) days of consideration, he is voluntarily and forever waiving his right to consider it for twenty-one (21) days prior to executing it, that he affixes his signature hereto voluntarily and without coercion, and that no promise or inducement has been made other than those set out in this Release. This document does not constitute, and shall not be admissible as evidence of, an admission by any Releasee as to any fact or matter.

         In case any part of this Release is later deemed to be invalid, illegal or otherwise unenforceable, Employee agrees that the legality and enforceability of the remaining provisions of this Release will not be affected in any way.


Dated:
        --------------, ---------                      -------------------------
                                                       Robert C. Haydon